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                                                                    EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 1, 1996, with respect to the combined financial statements of CS Wireless Systems, Inc. and subsidiaries (formerly ACS Ohio, Inc.) and certain assets of Atlantic Microsystems, Inc., and the use of our reports dated April 1, 1996 with respect to the consolidated financial statements of ACS Ohio, Inc. and subsidiaries and ACS California, Inc. and subsidiary included in the Registration Statement (Form S-1) and related Prospectus of CS Wireless Systems, Inc. for the registration of $13,558,000 of 11 3/8% Series B Senior Discount Notes due 2006.


                                          Ernst & Young LLP


Philadelphia, Pennsylvania
January 22, 1997